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PURCHASE AND SALE AGREEMENT

BETWEEN

SOAM OIL & GAS INVESTMENTS, LLC

AS SELLER

AND

INFORM WORLDWIDE HOLDINGS, INC.

AS PURCHASER

DATED AS OF JUNE 14, 2007

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of June 14, 2007, is made and entered into by and between Soam Oil & Gas Investments, LLC, a Texas limited liability company ("Seller"), whose address is 1101 Scott Avenue, Wichita Falls, TX 76301, and Inform Worldwide Holdings, Inc., a Florida corporation ("Purchaser"), whose address is 2501 North Green Valley Parkway, Suite 110, Henderson, NY 89014.

RECITALS:

A.	Seller owns certain Assets (as defined below);

B.	Certain of the Assets are owned by Seller pursuant to a certain definitive agreement (the “Roark Definitive Agreement”). Such Assets are referred to hereinafter as the “Roark Assets”;

C.	Certain of the Assets are owned by Seller pursuant to a certain letter of intent (the “Cornelius Letter of Intent”). Such Assets are referred to hereinafter as the “Cornelius Assets”;

D.
Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the assets, properties, and rights of Seller hereinafter described, in the manner and upon the terms and conditions hereinafter set forth; and

E.
Following the Effective Time (as defined below), Purchaser intends to enter into a definitive agreement (the “Cornelius Definitive Agreement”) with respect to the Cornelius Assets as contemplated by the Cornelius Letter of Intent.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1           PURCHASE AND SALE.   Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase and accept the Assets.

1.2           ASSETS.  As used herein, the term "Assets" means the following:

(a)           All of Seller's right, title and interest in and to (i) the estates and mineral rights created by the oil and gas leases and mineral estates (the "Leases"), described in Exhibit "A", and (ii) all oil, gas, water disposal and other wells located on the Leases or on lands pooled therewith (the "Wells"), including, but not limited to, the wells set forth in Exhibit "A", together with all of Seller's interest in the rights and appurtenances incident thereto;

(b)           All of Seller's rights in, to and under, and obligations arising from, all agreements relating to the Leases or Wells (including, without limitation, the Roark Definitive Agreement and the Cornelius Letter of Intent); and

(c)           All of Seller's interest in fixtures, personal property, facilities and equipment, used or held for use or charged to the Leases or Wells for the production, treatment, transportation, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto.

1.3           EFFECTIVE TIME.  This agreement shall be effective as of 7:00 A.M. (local time where the Assets are located) on June 14, 2007 (the "Effective Time").

1.4           LIABILITIES.  Upon Closing, the Seller shall remain liable for and obligated by all of its liabilities and their related duties and obligations outstanding as of the Effective Time except for the Accrued Expenses (defined herein).

ARTICLE II
CONSIDERATION

2.1  ACCRUED EXPENSES.  Purchaser shall reimburse Seller for all of Seller’s accrued expenses attributable to the Assets prior to the Effective Time as set forth on Exhibit B attached hereto (the “Accrued Expenses”).

2.2  LEASE OPERATOR.  Purchaser agrees that, as of the Effective Time, Seller shall be retained as the operator of the Leases and the Wells relating to the Roark Assets.  Purchaser agrees that, upon the effective date of the Cornelius Definitive Agreement, Seller shall be retained as the operator of the Leases and the Wells relating to the Cornelius Assets.

2.3  NET PRODUCTION REVENUES.  Purchaser agrees that, as of the Effective Time, Seller shall be entitled to 2% net revenue interest from and accruing to the Roark Assets.  Purchaser agrees that, upon the effective date of the Cornelius Definitive Agreement, Seller shall be entitled to 2% net revenue interest from and accruing to the Cornelius Assets.

ARTICLE III
TITLE MATTERS

3.1           SELLER'S TITLE.

Seller owns good and marketable title to the Assets, and the Assets are free, clear and unencumbered.

ARTICLE IV
PRE-CLOSING, AND CLOSING ACTIONS

4.1           TIME AND PLACE OF CLOSING.

(a)           The parties hereto shall use their best efforts to consummate the purchase and sale transaction as contemplated by this Agreement (the "Closing") at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006, on June 14, 2007 or as soon thereafter that the conditions to Closing set forth in this Agreement are satisfied, but in no event shall Closing occur after June 14, 2007 unless otherwise agreed to in writing by Purchaser and Seller.

(b)           The date on which the Closing occurs is herein referred to as the "Closing Date".

4.2           PUBLIC ANNOUNCEMENTS. Each party hereto shall consult with the other party hereto prior to any public announcement by such party regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

5.1           DISCLAIMERS. Except as specifically set forth in this Article V and Section 3.1, Seller makes no warranties or representations, express or implied, in connection with the Assets, and expressly disclaims any warranties or representations with regard to any information or data disclosed or provided by them, their agents, representatives, employees or advisors to Purchaser or Purchaser's agents, representatives, employees, or advisors.  Subject to this Section 5.1, Seller makes the warranties and representations set forth in Sections 5.2 through 5.12.

SELLER EXPRESSLY DISCLAIMS ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY PURCHASER THAT THE PERSONAL PROPERTY, FIXTURES AND ITEMS ARE BEING CONVEYED TO PURCHASER AS IS, WHERE IS, WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THAT PURCHASER HAS MADE OR

 CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

5.2           EXISTENCE. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas and is duly registered  to do business as a foreign limited liability company in the States where the Assets are located.

5.3           POWER.  Seller has the power to enter into and perform this Agreement and the transactions contemplated by this Agreement.  Subject to preferential purchase rights and restrictions on assignment of the type generally found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not violate (a) any provision of the certificate or agreement of formation of Seller, (b) any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound, (c) any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (d) any law, rule or regulation applicable to Seller relating to the Assets other than a violation which would not have a material adverse effect on Seller or the Assets.

5.4           AUTHORIZATION AND ENFORCEABILITY.  The execution, delivery and performance of this Agreement, and the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.5           LIABILITY FOR BROKERS' FEES.  Purchaser shall not directly or indirectly incur any liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

5.6           CLAIMS AND LITIGATION.  There are no claims, actions, suits or proceedings pending or threatened against Seller which, if determined adversely to Seller, would have a material adverse affect on the Assets or which would materially and adversely affect Seller's ability to perform its obligations under this Agreement.

5.7           TAXES AND ASSESSMENTS.  All material ad valorem, production, severance, excise, and similar taxes and assessments based upon or measured by the ownership of or the production of hydrocarbons from the Assets which have become due and payable have been properly paid or are being challenged in good faith by Seller, all applicable tax returns have been filed, and Seller knows of no claim by any applicable taxing authority against Seller in connection with the payment of such taxes.

5.8           ENVIRONMENTAL LAWS.  To the actual knowledge of Seller and as to that portion of the Assets not operated by Purchaser, (i) such Assets are in compliance in all material respects with all Environmental Laws (as hereinafter defined) and all orders or requirements of any court or federal, state, or local governmental authority, and possess and are in compliance with all required permits, licenses, or similar authorizations, (ii) such Assets and related operations are not subject to any existing or threatened suit, investigation, or proceeding related to any obligation under any Environmental Law, and (iii) there is no liability (contingent or otherwise) in connection with the release or threatened release into the environment of any Hazardous Substance (as defined below) as a result of or in connection with such Assets or the operations related thereto. As used in this Agreement, the term "Environmental Laws" shall mean any and all laws, regulations, ordinances and judicial interpretations pertaining the prevention, abatement or elimination of pollution or to the protection of public health or the environment that are in effect in all jurisdictions in which any of the Assets or related operations are located or conducted, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous Materials Act and the Clean Air Act and the term "Hazardous Substance" shall have the meaning described under Section 101 of CERCLA at 42 U.S.C. Section 9601(14), except that it shall also include petroleum, natural gas, natural gas liquids, nitrous oxide, carbon monoxide and sulphur oxide.

5.9           LEASES.  The Leases are in full force and effect and are valid and existing documents covering the entire estates which they purport to cover; all royalties, rentals and other payments due under the Leases which are the responsibility of Seller to pay have been fully, properly and timely paid; no party to any Lease is in breach of any provision  thereof; no such breach has been alleged by any lessor; the Leases, other than federal Leases, do not contain express development obligations; and all conditions necessary to keep the Leases in force have been performed.

5.10           FURTHER ASSURANCES.  From the date of execution of this Agreement, without the prior written consent of Purchaser, Seller will not: (i) enter into any new agreements or commitments with respect to the Assets; (ii) incur any liabilities other than in the ordinary course for normal operating expenses  associated with individual Wells; (iii) abandon, or consent to abandonment of, any producing or shut-in Well or any injection well located on the premises associated with the Assets, nor release or abandon all or any portion of the Leases; (iv) modify or terminate any of the agreements relating to the Assets or waive any right thereunder; (v) encumber, sell or otherwise dispose of any of the Assets other than personal property which is replaced with equivalent property or consumed in the ordinary course of operation of the Assets  and other than hydrocarbons sold in the ordinary course of business; and (vi) purchase any additional interests..

5.11           Seller represents that the sale of the Assets does not constitute the sale of substantially all of the business assets owned by the Seller and that Seller will be continuing to operate in the same business enterprise as prior to the Closing of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

6.1           EXISTENCE.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified to do business as a foreign corporation in the State(s) where the Assets are located, except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties.

6.2           POWER.  Purchaser has the corporate power to enter into and perform this Agreement and the transactions contemplated by this Agreement. Subject to preferential purchase rights and restrictions on assignment of the type generally found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not violate (a) any provision of the articles of incorporation or bylaws of Purchaser, (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser or any of the Assets are bound, (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) any law, rule or regulation applicable to Purchaser relating to the Assets other than a violation which would not have a material adverse effect on Purchaser.

6.3           AUTHORIZATION AND ENFORCEABILITY.  The execution, delivery and performance of this Agreement, and the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser.  This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.4           LIABILITY FOR BROKERS' FEES.  Seller shall not directly or indirectly incur any liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

6.5           CLAIMS AND LITIGATION.  To the actual knowledge of Purchaser, there are no claims, actions, suits, or proceedings pending or threatened against Purchaser which, if determined adversely to Purchaser, would materially and adversely affect Purchaser's ability to perform its obligations under this Agreement.

ARTICLE VII
MISCELLANEOUS

7.1           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

7.2           NOTICE.  All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Soam Oil & Gas Investments, LLC
1101 Scott Avenue
Wichita Falls, TX 76301

Attention:          Richard Coody
Telephone:         940-766-1670
Telecopy:           940-766-1870

If to Purchaser:

Inform Worldwide Holdings, Inc.
2501 North Green Valley Parkway, Suite 110
Henderson, NY 89014
Attention:             Ashvin Mascarenhas
Telephone:            702-317-2300
Telecopy:              702-317-2301

All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

7.3           SALES TAX, RECORDING FEES AND SIMILAR COSTS.  Purchaser shall bear any tax, recording fees and similar costs incurred and imposed upon, or with respect to, the property transfers contemplated hereby.

7.4           AD VALOREM TAXES.  All unpaid ad valorem and similar taxes that are payable with respect to the Assets for all periods ending on or prior to the Effective Time shall be as estimated by the parties and shall be an adjustment to the Purchase Price.  In the case of tax periods that included but did not end on the Effective Time, taxes shall be prorated to the Effective Time and be an adjustment to the Purchase Price.  Purchaser shall pay all such taxes payable for all such periods which are adjusted or prorated.

7.5           EXPENSES.  All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and all other matters related to the

Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller; and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

7.6           GOVERNING LAW.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws otherwise applicable to such determinations.  In the event any dispute arises with respect to this Agreement, the parties hereby consent to jurisdiction and litigation of such disputes in the State of New York.

7.7           CAPTIONS.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

7.8           WAIVERS.  Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided

7.9           ASSIGNMENT.  No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment made without such consent shall be void except as otherwise provided in this Section.

7.10   ENTIRE AGREEMENT.  This Agreement and the documents to be executed hereunder and Exhibit A attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

7.11   SURVIVAL.  The representations and warranties of Seller and Purchaser set forth in Articles V and VI of this Agreement shall survive the Closing and shall only be applicable for one hundred eighty (180) days thereafter.

7.12   AMENDMENT.

(a)           At any time prior to the Closing Date this Agreement may be amended or modified in any respect by the parties by an agreement in writing executed in the same manner as this Agreement.

(b)           No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

7.13   EXHIBIT. “Exhibit A” attached to or referred to in this Agreement is incorporated into and made a part of this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto, all as of the date above written.

Soam Oil & Gas Investments, LLC

/s/ Richard Coody
By:  ________________________
Name: Richard Coody
Title: Manager

Inform Worldwide Holdings, Inc.

/s/ Ashvin Mascarenhas
By:  _______________________
Name: Ashvin Mascarenhas
Title: CEO